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                                                                      Exhibit 99
Feb. 28, 2003

        DTE ENERGY ANNOUNCES COMPLETION OF SALE OF TRANSMISSION BUSINESS

         DETROIT - DTE Energy (NYSE:DTE) today announced it has completed the sale of its transmission business subsidiary, International Transmission Co.
(ITC), to an investor group including Kohlberg Kravis Roberts & Co. (KKR) and Trimaran Capital Partners L.L.C. for approximately $610 million cash.

         The closing follows last week's approval of the transaction by the Federal Energy Regulatory Commission (FERC). The approval marked one of the final regulatory steps in the divestiture process.

         "We're pleased the sale has closed," said Anthony F. Earley Jr., DTE Energy chairman and CEO. "The sale of ITC is consistent with our corporate strategy and with FERC's policy to promote an independent transmission grid. Michigan will now be the first state to have virtually all electric utility customers served by a completely independent electric transmission system.

         "The sale of ITC also demonstrates DTE Energy's continued commitment to restructuring the electric industry in Michigan and to further strengthen the company's balance sheet," Earley added.

         The transaction includes ITC's and its parent, DTE Energy's, system of 3,000 miles of high voltage electric transmission lines and associated facilities and easements.

         KKR is a private investment firm headquartered in New York; Menlo Park, Calif.; and London. Since its founding in 1976, KKR has completed more than 100 transactions involving more than $100 billion of total financing. For more information, visit www.kkr.com.

         Trimaran Capital Partners is a private asset management firm, headquartered in New York. Trimaran has completed 60 investments since 1995 and is investing Trimaran Fund II, which has committed capital in excess of $1 billion. For additional information, visit www.trimarancapital.com.

         DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its largest operating units are Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, and MichCon, a natural gas utility serving 1.2 million customers in Michigan. Information about DTE Energy is available at www.dteenergy.com.

         This press release contains "forward-looking statements" that are subject to risks and uncertainties that are discussed in DTE Energy's and Detroit Edison's reports filed with the Securities and Exchange Commission.
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Members of the Media - For Further Information:

Scott Simons                                                 Lorie N. Kessler
(313) 235-8808                                               (313) 235-8807



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